SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                                 Motorola, Inc.
                                (Name of Issuer)

                         Common Stock, Par Value $0.01
                         (Title of Class of Securities)

                                   620076109
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4380

     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

     November  30,  2010
     (Date  of  Event  which  Requires  Filing  of  this  Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP  No.  620076109

1     NAME  OF  REPORTING  PERSON
     High  River  Limited  Partnership

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
        53,609,134


8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
       53,609,134

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                53,609,134

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.28%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Hopper  Investments  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
               53,609,134
9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
       53,609,134

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
                         53,609,134
12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.28%

14     TYPE  OF  REPORTING  PERSON
     OO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Barberry  Corp.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
       53,609,134

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
       53,609,134

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
       53,609,134

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.28%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
       92,680,040

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
        92,680,040

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
       92,680,040

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          3.94%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  II  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
       26,826,731

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
       26,826,731

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      26,826,731

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          1.14%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  Master  Fund  III  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Cayman  Islands

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
      13,059,461

8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
      13,059,461

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
      13,059,461

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          0.56%

14     TYPE  OF  REPORTING  PERSON
          PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Offshore  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        132,566,232

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        132,566,232

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
132,566,232

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          5.64%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Partners  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
81,870,317
8     SHARED  VOTING  POWER
     0

9     SOLE  DISPOSITIVE  POWER
         81,870,317

10     SHARED  DISPOSITIVE  POWER
     0

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
81,870,317
12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          3.48%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Onshore  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
         81,870,317

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
81,870,317
11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
         81,870,317

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          3.48%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Capital  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        214,436,549

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
214,436,549
11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
214,436,549
12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          9.13%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     IPH  GP  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        214,436,549

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        214,436,549

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
        214,436,549

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          9.13%

14     TYPE  OF  REPORTING  PERSON
     OO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  Holdings  L.P.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        214,436,549

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        214,436,549

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
        214,436,549

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          9.13%

14     TYPE  OF  REPORTING  PERSON
     PN

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Icahn  Enterprises  G.P.  Inc.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        214,436,549

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        214,436,549

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
        214,436,549

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          9.13%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1.     NAME  OF  REPORTING  PERSON
     Beckton  Corp.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
     WC

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        214,436,549

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        214,436,549

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
        214,436,549

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          9.13%

14     TYPE  OF  REPORTING  PERSON
     CO

                                  SCHEDULE 13D

CUSIP  No.  620076109

1     NAME  OF  REPORTING  PERSON
     Carl  C.  Icahn

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
     (a)  /  /
(b)  /  /
3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS


5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d)  or  2(e)     /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
     United  States  of  America

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
     0

8     SHARED  VOTING  POWER
        268,045,683

9     SOLE  DISPOSITIVE  POWER
     0

10     SHARED  DISPOSITIVE  POWER
        268,045,683

11     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
        268,045,683

12     CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/  /

13     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          11.41%

14     TYPE  OF  REPORTING  PERSON
     IN

                                  SCHEDULE 13D

Item  1.  Security  and  Issuer

     This Statement constitutes Amendment No. 8 to the Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008, March 27, 2008, April 7, 2008, May 7, 2008, May 7, 2010, August 3, 2010 and November 3, 2010
(collectively, this "Schedule 13D"). This statement relates to the Common Stock, par value $.01 (the "Shares"), issued by Motorola, Inc. (the "Issuer"). All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on Schedule 13D.

Item  3.  Source  and  Amount  of  Funds  or  Other  Consideration

The aggregate purchase price of the 2,456,862 Shares not previously reported by the Reporting Persons in the last 60 days collectively was $19.5 million (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of Shares purchased by the Reporting Persons was obtained through margin borrowing.


Item  5.     Interest  in  Securities  of  the  Issuer

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate 268,045,683 Shares, representing approximately 11.41% of the Issuer's outstanding Shares (based upon the 2,349,381,030 Shares stated to be outstanding as of October 8, 2010 by the Issuer in the Issuer's Schedule 14A filed with the Securities and Exchange Commission on October 13, 2010).

     (b) High River has sole voting power and sole dispositive power with regard to 53,609,134 Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 92,680,040 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 26,826,731 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 13,059,461 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 81,870,317 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     (c) The following table sets forth all transactions with respect to Shares effected by any of the Reporting Persons in the last 60 days. All such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of                                      No. of Shares   Purchase Price
Reporting Person     Date of Transaction     Purchased       Per Share (US$)
----------------     -------------------     ---------        ---------------
High River LP          11/03/2010             491,372             7.95
Icahn Partners LP      11/03/2010             796,229             7.95
Icahn Partners Master  11/03/2010             901,359             7.95
  Fund L.P.

Icahn Partners Master  11/03/2010             140,893             7.95
Fund II L.P.

Icahn Partners Master  11/03/2010            127,009              7.95
Fund III L.P.



ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

ITEM 7 IS HEREBY AMENDED BY THE ADDITION OF THE FOLLOWING:

1.     CONFIDENTIALITY AGREEMENT WITH MOTOROLA, INC.
2.     AGREEMENT WITH MOTOROLA, INC.
3.     AGREEMENT WITH MOTOROLA MOBILITY HOLDINGS, INC.
4.     CONFIDENTIALITY AGREEMENT WITH MOTOROLA MOBILITY HOLDINGS, INC.

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  December  1,  2010

HIGH  RIVER  LIMITED  PARTNERSHIP
     By:  Hopper  Investments  LLC,  general  partner
By:  Barberry  Corp.,  sole  member

     By:     /s/Keith  Cozza
             ---------------
          Name:  Keith  Cozza
          Title:  Secretary  and  Treasurer

HOPPER  INVESTMENTS  LLC
     By:  Barberry  Corp.,  sole  member

     By:     /s/Keith  Cozza
             ---------------
          Name:  Keith  Cozza
          Title:  Secretary  and  Treasurer

BARBERRY  CORP.

     By:     /s/Keith  Cozza
             ---------------
          Name:  Keith  Cozza
          Title:  Secretary  and  Treasurer

ICAHN  PARTNERS  MASTER  FUND  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  PARTNERS  MASTER  FUND  II  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  PARTNERS  MASTER  FUND  III  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  OFFSHORE  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  PARTNERS  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  ONSHORE  LP

     By:     /s/Keith  Cozza
             ---------------
     Name:  Keith  Cozza
Title:  Chief  Compliance  Officer

ICAHN  CAPITAL  LP
     By:  IPH  GP  LLC,  its  general  partner
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
Title:  Chief  Financial  Officer

IPH  GP  LLC
     By:  Icahn  Enterprises  Holdings  L.P.,  its  sole  member
By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  HOLDINGS  L.P.
     By:  Icahn  Enterprises  G.P.  Inc.,  its  general  partner

     By:     /s/  Dominick  Ragone
             ---------------------
     Name:  Dominick  Ragone
Title:  Chief  Financial  Officer

ICAHN  ENTERPRISES  G.P.  INC.

By:     /s/  Dominick  Ragone
        ---------------------
     Name:  Dominick  Ragone
Title:  Chief  Financial  Officer


BECKTON  CORP.

By:     /s/Keith  Cozza
        ---------------
     Name:  Keith  Cozza
Title:  Secretary  and  Treasurer

------
/s/  Carl  C.  Icahn
--------------------
CARL  C.  ICAHN